Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
    (970) 493-7272, Ext. 4105

Heska Announces Q2 2007 Results

Increased Revenue and Net Income

LOVELAND, CO, July 24, 2007 - Heska Corporation (NASDAQ:HSKA) today reported financial results for its second quarter ended June 30, 2007.

Heska Corporation (“Heska” or the “Company”) highlights since its second quarter began in April 2007 were:

—	$16.2 million in 2Q07 Core Companion Animal Health revenue - an increase of 11% as compared to prior year period
—	An increase of only 1% in operating expenses as compared to prior year period
—	Over $1 million in net income - a more than threefold increase as compared to the prior year period
—	The introduction of the HemaTrue™ Veterinary Hematology Analyzer

“We continue to grow our business while maintaining disciplined control of operating expenses,” said Robert Grieve, Heska’s Chairman and CEO. “We are also excited about the launch of our unique new hematology analyzer, which we believe offers unmatched speed, accuracy and precision of results in our customers’ clinics.”

Segment Product Revenue
Total product revenue for the second quarter of 2007 was $19.8 million, up 9% from $18.2 million in the second quarter of 2006. Heska Corporation’s business is comprised of two reportable segments - Core Companion Animal Health and Other Vaccines, Pharmaceuticals and Products. Product revenue from these segments is as follows:

Core Companion Animal Health    This segment includes revenue from the company’s diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals, primarily for canine and feline use. In the second quarter of 2007, this segment generated product revenue of $16.2 million, up 11% as compared to $14.7 million in the second quarter of 2006.

Other Vaccines, Pharmaceuticals and Products    This segment includes revenue from private label vaccine and pharmaceutical production, primarily for cattle but also for other animals including small mammals and fish. In the second quarter of 2007, this segment generated product revenue of $3.5 million, up slightly compared to the second quarter of 2006. The results for the six months ended June 30, 2007 include approximately $1.6 million in revenue recognized upon receipt of a payment for product previously shipped and “take-or-pay” minimums for 2005 and 2006 which previously had not been paid as part of a now settled dispute with United Vaccines, Inc. (“United”), a former customer.

Investor Conference Call
Management will conduct a conference call on Tuesday, July 24, 2007 at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss the second quarter 2007 financial results. To participate, dial (800)240-4186 (domestic) or (303)262-2125 (international); the conference call access number is 11093419. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback until August 7, 2007. The telephone replay may be accessed by dialing (800)405-2236 (domestic) or (303)590-3000 (international). The webcast replay may be accessed from Heska’s home page at www.heska.com until August 7, 2007.

About Heska
Heska Corporation (Nasdaq: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products. Heska’s state-of-the-art offerings to its customers include diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals. The company’s core focus is on the canine and feline markets where it strives to provide high value products for latent needs in veterinary medicine. For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska’s future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results to predict future outcomes. Revenue recognized in the six months ended June 30, 2007 may not recur in future periods. For example, in the six months ended June 30, 2007, Heska recognized approximately $1.6 million in revenue upon receipt of a payment from United for product previously shipped and “take or pay” minimums for 2005 and 2006. As United has ceased operations, Heska does not expect to generate any future revenue from United. In addition, factors that could affect the business and financial results of Heska generally include the following: uncertanties regarding Heska’s reliance on third parties to whom Heska has granted substantial marketing rights to certain of Heska’s existing products; risks regarding the commercialization and market acceptance of products Heska has introduced recently or may introduce in the future; uncertainties regarding Heska’s ability to control its operating or other expenses in the future; risks regarding Heska’s ability to successfully market, sell and distribute its products; risks regarding Heska’s reliance on third-party suppliers, which is substantial and could have significant negative consequences if Heska were to lose exclusive rights or access to a product; competition; uncertainties regarding the outcome of relationships and collaborations with third parties from which Heska is hoping to generate new products; and the risks set forth in Heska’s filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

Financial Table Follows:

HESKA CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2007	2006	2007

Revenue, net:
Product revenue, net:
Core companion animal health	$14,652	$16,236	$28,911	$33,227
Other vaccines, pharmaceuticals and products	3,520	3,540	6,229	8,863

Total product revenue, net	18,172	19,776	35,140	42,090
Research, development and other	365	311	897	712

Total revenue	18,537	20,087	36,037	42,802

Cost of revenue:
Cost of products sold	10,795	11,713	21,007	23,965
Cost of research, development and other	113	73	548	176

Total cost of revenue	10,908	11,786	21,555	24,141

Gross profit	7,629	8,301	14,482	18,661

Operating expenses:
Selling and marketing	3,607	3,959	7,281	8,377
Research and development	1,104	742	1,849	1,446
General and administrative	2,296	2,390	4,688	5,025
(Gain) on sale of assets	--	--	--	(47)

Total operating expenses	7,007	7,091	13,818	14,801

Income from operations	622	1,210	664	3,860
Interest and other expense, net	286	159	546	339

Income before income taxes	336	1,051	118	3,521
Income tax expense	34	18	55	94

Net income	$302	$1,033	$63	$3,427

Basic net income per share	$0.01	$0.02	$0.00	$0.07

Diluted net income per share	$0.01	$0.02	$0.00	$0.06

Shares used for basic net income per share	50,251	50,946	50,189	50,875

Shares used for diluted net income per share	51,594	55,739	52,174	55,047

Balance Sheet Data
(in thousands)
(unaudited)

	December 31,	June 30,
	2006	2007

Cash and cash equivalents	$5,275	$5,481
Total current assets	30,652	29,141
Total assets	38,495	38,613
Line of credit	8,022	7,402
Current portion of long-term debt and capital leases	1,275	776
Total current liabilities	21,980	18,895
Long-term debt and capital leases	1,927	1,539
Stockholders’ equity	6,748	10,668
###